EXHIBIT 99.1

Apyx Medical Corporation Announces New Five-Year Credit Agreement with MidCap Financial
Facility includes a senior, secured term loan of up to $25 million and a revolving line of credit of up to $10 million

CLEARWATER, FL — February 21, 2023 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency technology marketed and sold as Renuvion®, today announced that the Company and its subsidiaries have entered into a new, five-year secured credit facility with MidCap Financial. The credit agreement provides for an up to $35 million facility consisting of senior, secured term loans (“Term Loans”) of up to $25 million and a revolving facility (“Revolver”) of up to $10 million.

“We are pleased to secure this financing, which strengthens our balance sheet and enhances our financial flexibility,” said Charlie Goodwin, President and Chief Executive Officer. “This new credit agreement provides net proceeds of approximately $8.0 million at closing and available revolver borrowings of up to $5 million which, along with our cash and equivalents at year-end and the cash tax refunds of at least $7.5 million we expect to receive this year, we believe secures the requisite capital to fund our strategic growth initiatives to achieve our goal of generating sustainable profitability and strong free cash flow generation in the future.”

The MidCap Financial credit facility matures on February 1, 2028 and includes Term Loan of an initial $10 million tranche received at closing and additional tranches of $5 million and $10 million that can be drawn at the Company’s option upon satisfaction of certain conditions and covenants, including, but not limited to, reaching certain net revenue thresholds by December 31, 2023 and September 30, 2024, respectively. The Term Loan provides for at least 24 months of interest-only payments, which can be extended to 36 months upon satisfaction of certain conditions. Availability to draw on the five-year, $10 million revolving credit facility is based primarily on the Company’s inventory and receivable balances. The credit facility bears interest at an annual rate equal to the Adjusted Term SOFR, subject to a floor of 2.50%, plus (i) 7.35% for the Term Loan and (ii) 4.00% for the Revolver. “Adjusted Term SOFR” means the per annum rate equal to the sum of the 30-day forward-looking secured overnight financing rate, as published by CME Group Benchmark Administration Limited (CBA) from time to time, plus 0.10% reset monthly. The obligations under the MidCap Financial credit facility are secured by a lien on substantially all of the assets of the Company.

The Company also issued warrants with an exercise price of $3.40 per share to purchase up to 250,000 shares of its common stock to MidCap.

Piper Sandler served as financial advisor to the Company on the transaction. Additional detail regarding the foregoing financing is set forth in the Company’s Current Report on Form 8-K, to be filed with the U.S. Securities and Exchange Commission.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® and J-Plasma® offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

About MidCap Financial

MidCap Financial is a middle-market focused, specialty finance firm that provides senior debt solutions to companies across all industries. As of December 31, 2022, MidCap Financial provides administrative or other services for over $45.9 billion of commitments*. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, Inc, pursuant to an investment management agreement. Apollo had assets under management of approximately $548 billion as of December 31, 2022, in credit, private equity and real assets funds. For more information about MidCap Financial, please visit http://www.midcapfinancial.com. For more information about Apollo, please visit http://www.apollo.com.

*Including commitments managed by MidCap Financial Services Capital Management LLC, a registered investment adviser, as reported under Item 5.F on Part 1 of its Form ADV

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, any statements regarding the potential impact of the COVID-19 pandemic and the actions by governments, businesses and individuals in response to the situation; projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration, supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the U.S. Food and Drug Administration and other governmental and regulatory bodies, both domestically and internationally; the impact of the recent FDA Safety Communication on our business and operations; factors relating to the effects of the COVID-19 pandemic;

sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.